Securities and Exchange Commission
Washington, D.C.  20549


Re:  	InnSuites Hospitality Trust
Commission File No. 001-07062
1933 Act and 1934 Act Filings
Authorized Representatives

Ladies and Gentlemen:

The above Company is the issuer of securities registered under Section 12 of the Securities Exchange Act of 1934. The person signing his or her name below confirms, as of the date appearing opposite his or her signature, that each of the "Authorized Representatives" named below is authorized on his or her behalf to sign such statements (on Form 3, Form 4, Form 5, Form 144, Schedule
13, or otherwise) with respect to securities of the Company
(the "Securities"), and to submit to the Securities and Exchange Commission such filings (including reports, notices, and other statements) with respect to the Securities, as are required by the Securities Act of 1933 or the Securities Exchange Act of 1934 (collectively, the
"Acts"). The person so signing also confirms the authority of each of the Authorized Representatives to do and perform, on his or her behalf, any and all acts and things with respect to the Securities requisite or necessary to assure compliance by the signing person with the filing requirements of the Acts. The authority confirmed herein shall remain in effect as to the person signing his or her name below until such time as the Commission shall receive from that person a written communication terminating or modifying the authority.

Authorized Representatives

James F. Wirth
Anthony B. Waters
James B. Aronoff
Daniel T. Young



Date:  March 31, 2004		By:    /s/ Stephen A. McConnell
 Name: Stephen A. McConnell